UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            PENN-AMERICA GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

          N/A

[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                            [GRAPHIC OMITTED - LOGO]


                            PENN-AMERICA GROUP, INC.

                                420 S. York Road
                           Hatboro, Pennsylvania 19040

                            -------------------------


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 14, 1997

                            -------------------------


     The Annual Meeting of Shareholders (the "Meeting") of Penn-America Group, Inc., a Pennsylvania corporation (the "Company"), will be held on May 14, 1997 at 10:00 a.m., local time, at the Company's offices at 420 S. York Road, Hatboro, Pennsylvania, for the following purposes:

     1. To elect nine directors to hold office until the Annual Meeting of Shareholders in 1998 and until their respective successors are duly elected and qualified;

     2.  To  approve  the  amendment  to  the   Corporation's   Certificate   of
         Incorporation to increase authorized Common Stock from 10,000,000 shares to 20,000,000 shares.

     3. To transact such other business as may properly come before the Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the Meeting. Only shareholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. The cost of soliciting proxies will be borne by the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Meeting.

     All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to date, sign and return the enclosed proxy promptly. Any shareholder attending the Meeting may vote in person even if he or she has returned a proxy.

                                 By Order of the Board of Directors,

                                 Rosemary Ferrero
                                 Secretary

April 14, 1997

     Annual Reports to Shareholders, including financial statements, are being mailed to shareholders together with these proxy materials, commencing on or about April 14, 1997.

                            [GRAPHIC OMITTED - LOGO]


                            PENN-AMERICA GROUP, INC.

                                420 S. York Road
                           Hatboro, Pennsylvania 19040

                            -------------------------


               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 14, 1997

                            -------------------------



                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies of the Board of Directors of Penn-America Group, Inc., a Pennsylvania corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders (the "Meeting") which is scheduled to be held at 10:00 a.m., local time, on May 14, 1997, at 420 South York Road, Hatboro, Pennsylvania for the purposes set forth in the foregoing notice of the Meeting. This Proxy Statement, the foregoing notice and the enclosed proxy are being sent to shareholders on or about April 14, 1997.

     The Board of Directors knows of no matters which are likely to be brought before the Meeting, other than the matters specifically referred to in the notice of the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the nine nominees of the Board of Directors in the election of directors and the amendment to the Certificate of Incorporation.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.


                    VOTING SECURITIES AND SECURITY OWNERSHIP

Voting Securities

     At the close of business on March 24, 1997, the record date fixed for the determination of shareholders entitled to notice of, and to vote at, the Meeting, there were issued and outstanding 6,710,638 shares of the Company's Common Stock, $.01 par value ("Common Stock"). Each shareholder of record at the close of business on March 24, 1997 is entitled to one vote for each share held. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast will constitute a quorum for the Meeting. In the event that the Meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned Meeting, although less than a quorum as described in the preceding sentence, shall constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice.

     In the election of directors, the nominees receiving a plurality of the votes cast at the Meeting shall be elected. Approval of all other matters to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast "FOR" or "AGAINST" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the Meeting. Mr. Irvin Saltzman, Chairman of the Board of Directors and the controlling shareholder of Penn Independent Corporation ("Penn Independent"), the majority shareholder of the Company, has indicated that Penn Independent will vote its shares "FOR" the nine nominees for director listed below and for the amendment to the Certificate of Incorporation. If the shares of Penn Independent are voted as so indicated, the election of each of the nine nominees for the Board of Directors and the approval of the amendment to the Certificate of Incorporation is assured.

Security Ownership of Management and Principal Shareholders

     The table below sets forth certain information as of March 10, 1997 regarding the beneficial ownership, as defined in regulations of the Securities and Exchange Commission, of Common Stock of (i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company's Chief Executive Officer and the executive officers listed in the Compensation Table on page 9, and (iv) all directors and executive officers as a group. On March 10, 1997, there were 6,710,638 shares of the Company's Common Stock outstanding. Unless otherwise specified, the named beneficial owner has sole voting and investment power. The information in the table below was furnished by the persons listed.

                                                                             Amount Beneficially       Percent
Name of Beneficial Owner                                                         Owned(1)(2)          of Class

All share information has been adjusted for 3-for-2 stock split declared January
29, 1997, distributed March 7.
Penn Independent Corporation...........................................             4,087,500             60.9%
     420 S. York Road
     Hatboro, PA  19040

Irvin Saltzman.........................................................             4,132,500  (3)        61.6%
     420 S. York Road
     Hatboro, PA  19040

Jon S. Saltzman........................................................                54,750              *

Robert A. Lear.........................................................                35,400              *

Rosemary R. Ferrero....................................................                 2,583              *

James E. Heerin, Jr....................................................                13,650              *

John M. DiBiasi, CPCU..................................................                26,207  (4)         *

Thomas J. Reed.........................................................                16,293  (5)         *

M. Moshe Porat.........................................................                22,500  (6)         *

Lawrence J. Schoenberg.................................................                68,250              1.0

David P. Cohen.........................................................                20,250              *

Jami Saltzman-Levy.....................................................                   900  (7)         *

Charles Ellman.........................................................               120,000  (8)         1.8%

Thomas M. Spiro........................................................                 3,000              *

Paul Simon.............................................................                 1,500  (9)         *

All executive officers and directors
     as a group (14 persons)...........................................             4,517,783             67.3%
-------------
* Less than 1%

(1) Includes shares of restricted stock awarded to certain officers of the Company under the Company's 1993 Stock Incentive Plan (as amended and restated) which have not yet vested, over which such persons maintain voting power, as follows: 7,200 shares for Mr. Jon Saltzman, 4,800 shares for Mr. Lear, 1,500 shares for Mr. Heerin, 3,000 shares for Mr. DiBiasi and 1,500 shares for Mr. Reed.

(2) Includes shares subject to exercisable options as follows: 45,000 for Mr. Irvin Saltzman, 27,000 for Mr. Jon Saltzman, 23,400 for Mr. Lear, 9,900 for Mr. Heerin, 13,500 for Mr. DiBiasi, 9,900 for Mr. Reed, 15,000 each for M. Moshe Porat, Mr. Schoenberg, Mr. Cohen and 7,500 for Mr. Ellman.

(3) Of these shares, 4,087,500 are owned of record by Penn Independent. Mr. Irvin Saltzman, Chairman of the Board of Directors, owns 49.9% of the outstanding voting securities of Penn Independent and the remaining securities are owned by or for the benefit of members of his family.

(4)  12,706 of such shares are owned jointly with spouse.

(5)  2,643 of such shares are owned jointly with spouse.

(6)  7,500 of such shares are owned jointly with spouse.

(7)  900 of such shares are owned jointly with spouse.

(8) Excludes 150 shares held by Mr. Ellman's daughter to which Mr. Ellman disclaims beneficial ownership.

(9)  All shares are jointly owned with his spouse.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

Nominees for Election

     At the Meeting, the shareholders will elect nine directors to hold office until the Annual Meeting of Shareholders in 1998 and until their respective successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted "FOR" the election of the following nominees: Irvin Saltzman, Jon S. Saltzman, James
E. Heerin, Jr., Robert A. Lear, Jami Saltzman-Levy, M. Moshe Porat, Thomas M. Spiro, Paul Simon and Charles Ellman. All of the nominees except Thomas M. Spiro and Paul Simon are presently members of the Board of Directors of the Company.

     The Board of Directors believes that the nominees will be able to serve as directors. If any nominee is unable to serve, the persons named in the enclosed proxy will vote the shares they represent for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors.

     Set forth below is certain information concerning the nominees for election as directors:

                                                              Director
Name                                          Age              Since            Position with the Company

Irvin Saltzman                                 74                1993           Chairman, Director

Jon S. Saltzman                                39                1993           President and Chief
                                                                                Executive Officer, Director

James E. Heerin, Jr.                           60                1993           Director

Robert A. Lear                                 51                1993           Director

Jami Saltzman-Levy                             40                1994           Director

M. Moshe Porat                                 50                1994           Director

Thomas M. Spiro                                41                               Nominee for Director

Paul Simon                                     68                               Nominee for Director

Charles Ellman                                 68                1994           Director

     Mr. Irvin Saltzman is the founder of Penn-America Insurance Company ("Penn-America"), the wholly-owned subsidiary of the Company, and of Penn Independent, a holding company and majority shareholder of the Company, and for more than six years was the Chief Executive officer and Chairman of the Board of both corporations. Mr. Saltzman has been Chairman of the Board of Directors of the Company since its formation in July 1993. Mr. Saltzman has been active in the insurance industry since 1947. See "Certain Transactions."

     Mr. Jon S. Saltzman has been President and Chief Executive Officer of the Company since its formation in July 1993. He has been President and Chief Executive Officer of Penn-America since June, 1993. Mr. Saltzman was President and Chief Operating Officer of Penn-America from June 1989 until June 1993, and was Vice President, Marketing of Penn-America from January 1986 until June 1988. Mr. Saltzman is Mr. Irvin Saltzman's son.

     Mr. Heerin has been a Vice President of Penn Independent for more than six years, and was General Counsel and Secretary of the Company since its formation in July 1993 until his resignation from those positions in March 1995. Mr. Heerin served as Vice President, Secretary and General Counsel of Penn-America from May 1987 to March 1994 and Secretary of Penn-America from May 1993 to March 1994. Prior to joining Penn Independent, Mr. Heerin was Vice President and Assistant General Counsel of Pitcairn, Inc.

     Mr. Lear has been President of Penn Independent since September 1996 and previously served as Executive and Vice President-Finance and Chief Financial Officer of Penn Independent for more than seven years. Mr. Lear was Vice President-Finance and Chief Financial Officer of the Company from its formation in July 1993 until his resignation from those positions in March 1995. Prior to joining Penn Independent Corporation, Mr. Lear had over 15 years of public accounting experience, specializing in the insurance industry. Mr. Lear is a certified public accountant.

     Ms. Saltzman-Levy has been a Vice President-Human Resources of Penn Independent for more than six years. Ms. Saltzman-Levy is Mr. Irvin Saltzman's daughter.

     Mr. Porat has been the Dean of the School of Business and Management at Temple University since August 1996 and previously the Joseph E. Boettner Professor and Chairman of the Risk Management, Insurance and Actuarial Science Department at the Temple University School of Business and Management for eight years. Prior to joining Temple University, Mr. Porat was the Deputy General Manager of IHUD Insurance Agencies Ltd., an international insurance brokerage firm.

     Mr. Spiro is the Managing General Partner of TMS Capital Partners, L.P. ("TMS"), a private investment partnership which he founded in July, 1992. He is also a Director and President of Spiro Capital Management, Inc. ("SCMI"), a private investment corporation which he founded in June, 1992, and which is the successor to Spiro Capital Management ("SCM"), an investment company which he founded in January, 1991. Both TMS and SCMI employ (and SCM employed) a research-oriented investment strategy focused primarily on small capitalization public corporations. From January, 1987 to December 1990, Mr. Spiro was a Senior Vice President of Gollust, Tierney & Oliver, Inc. ("GTO"), a private corporation which managed several investment partnerships.

     Mr. Simon is a Professor and Director of the Public Policy Institute at Southern Illinois University. Simon founded the Institute in 1997 shortly after retiring from the United States Senate after twelve years of service as Illinois's senior Democratic Senator. His distinguished political career included 14 years in the Illinois House and Senate and a term as Lieutenant Governor of the State, the first in the state's history to be elected with a governor from another party. He built a chain of 13 newspapers in the southern and central parts of Illinois, which he sold in 1966 to devote full-time to public service and writing. Simon is the recipient of 44 honorary degrees and has written 16 books. He is currently a Director of the Chicago Mercantile Exchange as well as director of a number of foundations.

     Mr. Ellman who is now retired, was a Director of Penn-America Insurance Company from May 1976 until May 1995. Prior to September 1994, Mr. Ellman was also Vice Chairman and a Director of Penn Independent.

Meetings and Committees of the Board of Directors

     The Board of Directors ("Board") held four meetings in 1996. The Board has established a Compensation and Stock Option Committee, an Audit Committee and a Nomination Committee.

     The Compensation and Stock Option Committee met one time in 1996. Messrs. Porat, Ellman and Schoenberg are members of this Committee with Mr. Porat as Chairman. See "Compensation and Stock Option Committee."

     The  Audit  Committee  met one  time in 1996.  Messrs.  Cohen,  Ellman  and
Schoenberg are members of the Committee with Mr. Schoenberg as Chairman. The functions of the Audit Committee generally include reviewing with the independent auditors the scope and results of their engagement and reviewing the adequacy of the Company's system of internal accounting controls.

     The Nominating Committee did not meet in 1996. In 1997 the Nominating Committee met and recommended the nominees for election to the Board of
Directors. Members of the Committee include Messrs. Cohen, Ellman and Porat, with Mr. Ellman as the Chairman. The Nominating Committee reviews the size and composition of the Board of Directors and is responsible for recommending nominees to serve on the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider candidates recommended by other directors, employees and shareholders. Written suggestions for candidates to serve as directors, if nominated and elected, should be sent to the President of the Company at 420 S. York Road, Hatboro, PA 19040.

     The current Directors attended 95% of the Board and Committee meetings in the aggregate in 1996.

     The Company's bylaws require that written notice of the intent to make a nomination at a meeting of shareholders must be received by the President of the Company (a) with respect to an election to be held at an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, and (b) with respect to an election to be held at a special meeting or in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting is given to shareholders. The notice must contain (a) the name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would have been required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company, if so elected.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information regarding compensation earned during each of the last three fiscal years by the Company's Chief Executive Officer and by the four other most highly compensated executive officers ("named executive officers") during 1996. (All share and stock prices have been adjusted to reflect a three-for-two stock split in January 1997.)

                                         Annual Compensation(1)            Long-Term Compensation Awards

                                                                                                   Number of
    Name and                                                          Other Annual  Restricted    Securities     All Other
    Principal                                              Bonus      Compensation     Stock      Underlying   Compensation
    Position              Year           Salary($)        ($) (3)          ($)      Award(s)($)   Options(#)      ($) (4)
Irvin Saltzman(2)          1996            64,000              0            0            0             0            831
Chairman                   1995           176,000              0            0            0             0          1,508
                           1994           164,623              0            0            0             0          1,502

Jon S. Saltzman            1996           230,000         80,500            0            0             0          1,800
President, Chief           1995           208,846         84,125            0            0             0          1,752
Executive Officer          1994           173,962         27,500            0            0             0          1,346

John M DiBiasi             1996           156,000         45,000            0            0             0          2,375
Executive Vice             1995           148,308         40,000            0            0             0          2,135
President,                 1994           122,539         14,300            0            0             0          1,635
Penn-America

Rosemary Ferrero           1996           126,000         30,000            0            0             0          1,950
Vice President,            1995           122,539         20,000            0            0             0            900
Chief Financial            1994            75,923          7,150            0            0             0              0
Officer

Thomas J. Reed             1996           116,000         27,500            0            0             0          1,931
Sr. Vice President,        1995           112,154         28,800            0            0             0          1,394
Penn-America               1994           102,154         11,000            0            0             0          1,072

(1) Excludes certain perquisites and other amounts, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2) Mr. Irvin Saltzman divides his time between Penn Independent and each of its subsidiaries, including the Company and Penn-America. Mr. Saltzman's compensation is paid directly by Penn Independent, with each subsidiary paying for the portion of his salary and benefits attributable to the time spent for each such subsidiary. The compensation set forth in this table is the amount paid to Penn Independent for Mr. Saltzman's services rendered on behalf of the Company and Penn America.

(3) Messrs. DiBiasi and Reed and Ms. Ferrero received part of their 1996 bonus in cash and the balance in 2,093, 1,395 and 1,280 shares, respectively, of the Company's stock, valued at the average of the bid and ask price on December 31, 1996.

(4)  Represents employer contributions to the Company's 401(k) Savings Plan.

Option/SAR Grants

     No individual grants of stock options were made during fiscal 1996 to the Company's Chief Executive Officer or the named executive officers. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

Aggregated Option/SAR Exercises and Fiscal Year-End Options/SAR Value Table

     The following table sets forth information relating to options exercised during 1996 by the Company's Chief Executive Officer and the named executive officers, and the number and value of options held on December 31, 1996 by such individuals. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

                                        Aggregated Option Exercises in 1996
                                      and Option Values at December 31, 1996
                        (adjusted for 3-for-2 stock split declared as of January 29, 1997)

                                                                     Number of Securities
                                                                         Underlying
                                                                         Unexercised                 Value of Unexercised
                                     Shares                              Options at                 In-the-Money Options at
                                    Acquired                           Dec. 31, 1996 (#)              Dec. 31, 1996($)(2)
                                       on              Value
Name                             Exercise (#)(1)    Realized ($)  Exercisable   Unexercisable   Exercisable    Unexercisable
Irvin Saltzman                         0                 0           45,000        30,000          213,750        142,500
Jon S. Saltzman                        0                 0           27,000        18,000          128,250         85,500
John M. DiBiasi                        0                 0           13,500         9,000           64,125         42,750
Rosemary R. Ferrero                    0                 0                0             0                0              0
Thomas J. Reed                         0                 0            9,900         6,600           47,025         31,350

(1) No Stock Options were exercised during fiscal 1996 by the named executive officers.

(2) Total value of unexercised options is based upon the difference between the last sales price of the Company's Common Stock on the NASDAQ Stock (National) Market as of December 31, 1996 and the exercise price of the options, multiplied by the number of option shares. (All shares and stock prices reflect retroactive three-for-two stock split declared in January 1997.)


              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

     The Compensation and Stock Option Committee (the "Committee") consists of Messrs. Porat, Ellman and Schoenberg, none of whom is an employee of the Company. The Compensation Committee is charged generally with the review and development of compensation practices regarding Penn America Group, Inc. and its employees, including executive officers. The Compensation Committee bases its compensation recommendations upon information derived from multiple sources including Penn America personnel, outside compensation consultants, industry surveys and recommendations of management. The Committee believes that consideration of these diverse sources of information helps to create a balanced and appropriate compensation program.

     The Committee has established an overall compensation program to attract, retain and motivate executive officers and to enhance their incentive to perform at the highest level and contribute significantly to the Company's success. In establishing executive compensation, the Compensation Committee considers various factors including the personal performance of the executive officer, the attainment of certain financial goals and the need to attract, retain and motivate superior management.

     In determining appropriate compensation levels for its executive officers, the Committee conducted a review of compensation data of companies in a peer group deemed appropriate by the Committee. Peer group companies for purposes of establishing compensation levels were not necessarily the same companies as those included in the performance graph utilized to evaluate the performance of the Company's stock.

     In line with advice received from outside compensation consultants, the Committee generally sets its competitive salaries for executive officer positions in the range between the median level and the 75th percentile of those companies it surveys.

     Compensation for the Company's executive officers consists of up to three separate components; salary, bonus and stock options and restricted stock awards. The base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent.

     The Company's Key Employee Incentive Compensation Plan is designed to provide incentives to key employees to excel in their performance individually and collectively to the benefit of stockholders and employees. The plan is designed to be simple and predictable yet to provide significant monetary incentives to key employees. The principal performance criteria are pre-tax underwriting earnings (which excludes investment results) ("Underwriting Earnings") compared against the Annual Business Plan and industry performance, and specifically the earnings per share measurement as compared with previous year performance. The plan is designed to pay bonuses at a level of 15% to 55% of annual salary when the target goals are achieved and an additional amount if targets are exceeded by 125% or more. A portion of the bonus pool is awarded at the discretion of the CEO. Any incentive bonuses will be paid to all participants 50% in cash and 50% in stock, except that in 1996 and 1995, the bonus paid to the CEO was paid entirely in cash. The overall compensation payable under the Key Employee Incentive Compensation Plan may not exceed 10% of Underwriting Earnings without prior approval of the Compensation Committee of the Board.

     Under the Company's 1993 Stock Incentive Plan, as amended and restated, stock options and restricted shares may be granted to executive officers and other key employees of the Company. The size of any annual stock option or restricted share award is based primarily on an individual's performance and the individual's responsibilities and position with the Company, as well as on the individual's present outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's shareholders. The Company's 1993 Stock Incentive Plan was designed to provide incentive for the enhancement of shareholder value, as the full benefit of stock option grants will not be realized unless there is appreciation in per share values. In this regard, options have been and will be granted with exercise prices equal to the fair market value of the Company's Common Stock on the date of grant and will generally become exercisable in equal installments over a period of five years.

     Mr. Jon Saltzman's compensation was determined by the Committee in light of the factors set forth above. His total compensation, composed of base salary and bonus, was compared with compensation packages within the industry. Any award under the Key Employee Incentive Compensation Plan will be made pursuant to that plan and the normal considerations of the Committee. In determining Mr. Saltzman's base salary in 1996, the Committee evaluated his personal and company performance on both a qualitative and quantitative level.

     The Internal Revenue Code provides that publicly-held corporations may not deduct, for federal income tax purposes, non-performance based compensation for its chief executive officer and certain other executive officers to the extent that such compensation exceeds $1,000,000 for the executive. The Committee intends to take such actions as are appropriate to qualify compensation paid to executives for deductibility under the Internal Revenue Code. In this regard, base salary and bonus levels are expected to remain well below the $1,000,000 limitation in the foreseeable future. Options granted under the Company's 1993 Stock Incentive Plan are designed to constitute performance-based compensation, which would not be included in calculating compensation for purposes of the $1,000,000 limitation.

Compensation and Stock Option Committee

          M. Moshe Porat
          Charles Ellman
          Lawrence J. Schoenberg

Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee during fiscal 1996 were Messrs. Porat, Ellman and Schoenberg, all non-employee directors of the Company. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Compensation of Directors

     The Company pays to each of its non-employee directors $1,000 for each meeting of the Board of Directors attended and $1,000 for each meeting of any committee of the Board of Directors attended (even if such meeting is held in conjunction with a meeting of the Board of Directors); provided, however, that the Chairman of the Audit Committee receives an additional $1,500 for each meeting of the Audit Committee which he attends.

     Under the Company's amended and restated 1993 Stock Incentive Plan (the "Plan"), an option grant for 7,500 shares of the Company's stock is made to each non-employee director on the first annual meeting of shareholders at which such person is elected to the Board of Directors, and thereafter on the date of each annual meeting of shareholders at which such person is reelected to the Board of Directors. Such options become exercisable on the first anniversary of the date of grant at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant.


                             STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and the SIC Code 6331 Index for the period October 28, 1993 (the date of the Company's initial public offering) through December 31, 1996, assuming an initial investment of $100 and that dividends are reinvested annually.

     COMPARATIVE 38 MONTH CUMULATIVE TOTAL RETURN AMONG PENN-AMERICA GROUP,
             NASDAQ STOCK MARKET AND NASDAQ INSURANCE STOCKS INDEXES

          (Chart retroactively adjusted to reflect 3-for-2 stock split declared on January 29, 1997)



                               [GRAPHIC OMITTED]

                        10/28/93   12/31/93  12/31/94   12/31/95   12/31/96
     PAGI                 100       85.4167   82.0317   158.333    179.167
     NASDAQ STK MKT       100       99.7416   97.4786   137.745    169.551
     NASDAQ INS STK       100       94.7165   89.1362   126.645    144.318

                                 Proposal No. 2
            APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                       TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has declared advisable an amendment to the Company's Certificate of Incorporation, as amended (the "Certificate"), to increase the aggregate number of authorized shares of Common Stock from 10,000,000 to 20,000,000 (the "Amendment") and has directed that the Amendment be submitted to the Stockholders at the annual meeting. The Certificate presently authorizes the issuance of 10,000,000 shares of Common Stock. The Amendment would increase the authorized number of shares of Common Stock to 20,000,000.

     If the Amendment is approved, the text of the first paragraph of Article 3 of the Certificate would read in its entirety as follows:

     3: The total number of shares of stock which the corporation shall have the authority to issue is twenty million (20,000,000) shares of Common Stock, of the par value of $0.01 per share.

     Of the Company's 10,000,000 authorized shares of Common Stock, 6,710,638 were issued and outstanding as of the record date and approximately 620,000 were reserved for issuance under the Company's Stock Option, Executive Compensation and Agent Contingent Commission Plans, leaving only a limited number of authorized but unissued shares available for issuance. The Board of Directors is concerned that there is not presently authorized a sufficient number of shares of Common Stock to give the company the flexibility it needs in today's competitive, fast changing environment. The Board considers it desirable that the Company have a reasonable amount of Common Stock available for issuance for possible stock offerings, stock dividends, stock splits, employee benefit plans, corporate mergers, acquisitions of property and other corporate purposes, although there are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the Amendment. Having the additional shares available for issuance, without the expense and delay of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility.

     Adoption of the Amendment would enable the Board from time to time to issue additional shares of Common Stock for such purposes and such consideration as the Board may approve, without further approval of the Company's stockholders except as may be required by law or the rules of any national securities exchange on which the shares of common Stock are at the time listed. As is true for shares presently authorized, Common Stock authorized by the Amendment could be issued in connection with defending the Company against a hostile takeover bid, and the issuance of shares authorized by the Amendment may, among other things have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.

     There are no preemptive rights with respect to Common Stock. The additional authorized shares of Common Stock would have the identical powers, preferences and rights as the shares now authorized. If the Amendment is approved by the stockholders, it will become effective upon executing, acknowledging, filing and recording a Certificate of Amendment required by the General Corporation Law of Pennsylvania.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.


                              CERTAIN TRANSACTIONS

Headquarters Lease

     The Company's headquarters in Hatboro, Pennsylvania are occupied pursuant to a lease effective June 30, 1995, between Mr. Irvin Saltzman, Chairman of the Board of Directors, as landlord, and the Company. The lease is for an initial term of five years and the Company has one five-year renewal option thereafter. The current rent is $260,232 per year and the Company is required to pay its pro rata share of all taxes, fees, assessments and expenses on the entire office facility to the extent that they exceed $224,562 in the aggregate. In the event of renewal, the rent will be increased by 50% of the cumulative change in the Philadelphia area consumer price index during the initial lease term. Management believes that the amount being paid by the Company under the lease represents a fair market value annual rental charge.

Affiliated Insurance Entities

     Several of Penn Independent's wholly-owned subsidiaries are insurance agencies (the "Agencies") that write business with Penn-America. During the year ended December 31, 1996, the business written by the Agencies for Penn-America represented 4.8% of the gross premiums written by the Agencies and 4.8% of the business of Penn- America. Premiums written and commissions paid resulting from transactions with insurance agency affiliates approximated $3,880,000 and $888,000, respectively, in 1996. Amounts receivable from agency affiliates approximated $334,000 as of December 31, 1996. The Company believes that its arrangements with the Agencies are on terms no more favorable than they would otherwise be if the Agencies were unaffiliated third parties.

     From time to time, Penn-America has loaned money to Penn Independent Financial Services, Inc., a wholly-owned premium financing subsidiary of Penn Independent. The principal balance of these loans as of March 10, 1997 was $150,000. The loans are evidenced by a note due October 31, 1997, which requires the payment of interest monthly at the annual rate equal to PNC's (Philadelphia, PA) prime rate plus one-quarter percent and are secured by certain financed premium receivables.

Agreements with Penn Independent Corporation

     In addition to the services of Mr. Irvin  Saltzman,  Penn-America  receives services from other executives (including Messrs. Heerin, Lear and Ms. Saltzman-Levy), staff and administrative personnel of Penn Independent, including services in connection with Penn-America's investment portfolio and human resource administration and related services. Also, Penn-America has historically been charged a portion of the amounts paid by Penn Independent for services such as insurance, telecommunications, professional fees, postage and office supplies.

     During 1996, in addition to amounts paid for Mr. Irvin Saltzman, the Company and Penn-America paid to Penn-Independent approximately $261,000 for the services of other Penn Independent personnel for executive, human resource administration and other related support services. For a description of the amount paid by the Company and Penn-America for Mr. Irvin Saltzman's services, see "Executive Compensation--Summary Compensation Table."

Carl Domino Associates, L.P.

     Penn-America has retained Carl Domino Associates, L.P. ("CDA"), a registered investment advisor, to recommend purchases and sales of securities. Penn Independent and Mr. James E. Heerin, Jr., a Director of the Company, each own a 5% limited partnership interest in CDA. CDA receives an annual fee based on the market value of Penn-America's fixed maturity and certain equity security assets which it manages at an annual rate of .208%. For 1996, the annual fee for CDA by Penn-America was $207,550.

     The Company believes that the terms of the transactions described in this section are at least as favorable as those that might have been obtained from unaffiliated third parties.


                   INFORMATION CONCERNING INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, will select a certified public accounting firm to serve as independent auditors for the Company for the current fiscal year at a subsequent Board Meeting this year. Representatives of KPMG Peat Marwick LLP, the auditors for December 31, 1996 are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                                  OTHER MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the reports received by it, and written representations received from the Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons for the period January 1, 1996 through December 31, 1996 were made on a timely basis.


                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1998 must be received by the Company at its principal office in Hatboro, Pennsylvania, no later than December 31, 1997 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Meeting.


                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          OF PENN-AMERICA GROUP, INC.

The undersigned, a holder of Common Stock of PENN-AMERICA GROUP, INC. hereby constitutes and appoints JON S. SALTZMAN and ROSEMARY FERRERO, and each of them acting individually, as the proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 14, 1997 at 10:00 a.m. at 420 South York Road, Hatboro, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, as instructed on the reverse side of this proxy.

This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting and any adjournment or postponement thereof. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF PENN-AMERICA GROUP, INC. SEE REVERSE SIDE. PLEASE SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                   /SEE REVERSE/
                                                                   /   SIDE    /

/X/ Please mark your
    vote as in this
    example.

     Unless otherwise specified, the shares will be voted "FOR" the election of all nine nominees for director and "FOR" the other proposals set forth below.


                   FOR     WITHHELD
1.   Election of   /_/       /_/      Nominees: Irvin Saltzman, Jon S. Saltzman,
     Directors                        James E. Heerin Jr., Robert A. Lear,
     (nominees                        Jami Saltzman-Levy, M. Moshe Porat,
     as listed)                       Thomas M. Spiro, Paul Simon,
                                      Charles Ellman

For, except vote withheld from the following nominee(s):
____________________________________


2. To approve the amendment to the Corporation's Certificate of Incorporation to increase authorized Common Stock from 10,000,000 shares to 20,000,000 shares.
                   FOR     WITHHELD
                   /_/       /_/


3.   To vote on such other business which may properly come before the meeting.


____________________________________

____________________________________
SIGNATURE(S)                  DATE


Note: Please sign this Proxy as name(s) appear(s) in address. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. When stock is issued in the name of two or more persons, all such persons should sign.